SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Pulaski Financial Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Letterhead of Pulaski Financial Corp.]

December 28, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Pulaski Financial Corp. The meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 31, 2013 at 2:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote via the Internet, by telephone or by completing and mailing the enclosed proxy card. If you attend the meeting, you may vote in person.

Sincerely,

Gary W. Douglass
President and Chief Executive Officer

Pulaski Financial Corp.

12300 Olive Boulevard

St. Louis, Missouri 63141

(314) 878-2210

Notice of Annual Meeting of Stockholders

On Thursday, January 31, 2013, Pulaski Financial Corp. (the “Company”) will hold its annual meeting of stockholders at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri. The meeting will begin at 2:00 p.m., local time. At the meeting, stockholders will consider and act on:

1.	The election of three directors to serve for a term of three years;

2.	The approval of the amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance by 500,000;

3.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2013;

4.	A non-binding resolution to approve the compensation of the Company’s named executive officers;

5.	The frequency of the non-binding resolution on the compensation of the Company’s named executive officers; and

6.	Such other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Stockholders of record as of the close of business on December 5, 2012 are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.

Please vote via the Internet, by telephone or by completing and signing the enclosed form of proxy and mailing it promptly in the enclosed envelope. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Paul J. Milano
Corporate Secretary

St. Louis, Missouri

December 28, 2012

IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Pulaski Financial Corp.

Proxy Statement

PULASKI FINANCIAL CORP.

__________________________________

PROXY STATEMENT

__________________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pulaski Financial Corp. (“Pulaski Financial” or the “Company”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Pulaski Bank. The annual meeting will be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 31, 2013 at 2:00 p.m., local time. This proxy statement and the enclosed proxy card are being first mailed to stockholders on or about December 28, 2012.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on January 31, 2013.

This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.cfpproxy.com/4666.

Voting And Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Pulaski Financial common stock if the records of the Company show that you held your shares as of the close of business on December 5, 2012. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker on how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on December 5, 2012, 11,379,353 shares of Pulaski Financial common stock were outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that record owners of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to vote the shares held in excess of that 10% limit.

Attending the Meeting

If you are a stockholder as of the close of business on December 5, 2012, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of Pulaski Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

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Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when a broker or other entity is unable to vote on a particular proposal and has not received voting instructions from the beneficial owner. The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013 is currently considered a routine matter, while the election of directors, the amendment of the Pulaski Financial Corp. 2006 Long-Term Incentive Plan and both of the non-binding resolutions regarding executive compensation are currently considered to be non-routine matters.

Vote Required

The annual meeting will be held if a majority of the outstanding shares of common stock entitled to vote, constituting a quorum, is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted to determine the existence of a quorum.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by an affirmative vote of a majority of the shares present in person or by proxy at the annual meeting. Votes that are withheld will have the same effect as a negative vote, while broker non-votes will have no effect on the outcome of the election.

In voting to approve the amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan, the appointment of KPMG LLP as the independent registered public accounting firm and in voting on the non-binding resolution to approve executive compensation, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, these matters require the affirmative vote of a majority of the votes present in person or by proxy at the annual meeting. Abstentions will have the same effect as a negative vote, while broker non-votes will have no effect on the voting.

In voting on the frequency of the stockholder vote to approve the compensation of the named executive officers, you may vote to require the vote to occur every one, two, or three years or abstain from voting. This matter will be determined by a plurality of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the vote on this matter. The results of this vote are not binding on the Board of Directors.

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of Pulaski Financial to request that you allow your shares of Pulaski Financial common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Pulaski Financial common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director;
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•	“FOR” the approval of the amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan;
•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm;
•	“FOR” the non-binding resolution to approve the compensation of the Company’s named executive officers; and
•	To hold the advisory vote to approve the compensation of the Company’s named executive officers annually.

If any matter not described in this proxy statement is properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Pulaski Financial common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting, regardless of whether you submitted your original proxy by mail, the Internet or telephone. To revoke your proxy, you must either advise the Secretary of the Company in writing before your Pulaski Financial common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Pulaski Financial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee. If you want to vote your shares of Pulaski Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from your broker, bank or nominee.

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the Internet is 3:00 a.m., Eastern time, on January 31, 2013.

Participants in Pulaski Bank’s KSOP Plan

If you hold Pulaski Financial common stock through the Pulaski Bank Savings and Ownership Plan (the “KSOP”), you will receive a voting instruction card to reflect all of the shares that you may direct the trustee to vote on your behalf under the plan. Under the terms of the KSOP, all shares held by the KSOP are voted by the KSOP trustee, but each participant in the KSOP may direct the trustee how to vote the shares of Company common stock allocated to his or her account. Allocated shares for which no timely voting instructions are received will be voted by the KSOP trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties. The deadline for returning your voting instructions to the plan’s trustee is January 22, 2013.

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Corporate Governance

Meetings and Committees of the Board of Directors

During the year ended September 30, 2012, the Board of Directors of the Company met 11 times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served.

The Company has standing Audit, Compensation and Nominating and Corporate Governance Committees. The following table identifies our standing committees and their members as of December 5, 2012. All members of each committee are independent in accordance with the listing standards of The NASDAQ Stock Market. Each of the committees operates under a written charter that governs its composition, responsibilities and operations. Each of the charters for the committees listed above is available in the Corporate Governance portion of the Shareholder Relations section of the Company’s web site (www.pulaskibank.com).

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee

Stanley J. Bradshaw	X
William M. Corrigan, Jr.			X		X
Gary W. Douglass
Leon A. Felman	X
Michael R. Hogan	X	*			X
Timothy K. Reeves	X				X	*
Sharon A. Tucker			X	*
Lee S. Wielansky			X		X

Number of Meetings in Fiscal 2012	9		8		4

_______________

* Chairperson

Audit Committee. The Audit Committee is responsible for providing oversight of Pulaski Financial’s financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the Board. The Audit Committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters. The Board of Directors has determined that Mr. Hogan is an “audit committee financial expert.” Mr. Hogan is independent under the listing standards of The NASDAQ Stock Market.

Compensation Committee. The Compensation Committee is responsible for executive compensation, executive development and management succession planning. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. Our chief executive officer develops recommendations regarding the appropriate mix and level of compensation for our management team. The recommendations consider our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our chief executive officer meets with the Compensation Committee to discuss and review the compensation for the other named executive officers. However, our chief executive officer does not participate in Compensation Committee discussions or the review of his own compensation. The Compensation Committee is advised by an independent compensation consultant and advisor. In general, the consultant provides compensation benchmarking and analytical data and renders advice to the Compensation Committee regarding all aspects of the Compensation Committee’s compensation decisions, including the

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chief executive officer’s performance review process. The Compensation Committee has direct access to the consultant and control over its engagement. The Compensation Committee was advised by the firm of Pay Governance LLC, which was engaged to conduct a review and competitive assessment of total compensation and benefits for the named executive officers and the Board of Directors, and to provide a comprehensive assessment of the competitiveness and effectiveness of the executive compensation programs. Pay Governance LLC assisted in the identification of relevant peer groups and provided other market data used by the Compensation Committee for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer and the Board of Directors. Pay Governance performed no other services for the Company.

As a result of such recommendations and reviews, the Compensation Committee provided executives with a compensation package consisting of base salary, short-term performance incentives in the form of cash bonuses (when permitted) and long-term performance incentives in the form of equity compensation. Additionally, our named executive officers were provided with reasonable perquisites that help further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly-situated officers employed by our peers.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, recommending a group of nominees for election as directors at each annual meeting of stockholders and ensuring that the Board and its committees have the benefit of qualified and experienced independent directors. The Committee is also charged with developing a set of corporate governance polices and procedures.

Independent Directors

The Company’s Board of Directors currently consists of eight members. The Board of Directors has determined that all of the directors are independent under the current listing standards of The NASDAQ Stock Market, except for Mr. Douglass, who is a current employee of Pulaski Financial and Pulaski Bank. In assessing the independence of our directors, the Board of Directors considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to directors. Where business relationships other than ordinary banking relationships existed, the Board determined that none of the relationships between the Company and their affiliated businesses impair the directors’ independence because there was no direct receipt of payments by the Company to the director or the amounts involved are immaterial to the directors or to those businesses when compared to their annual income or gross revenues. The business relationships between the Company and our directors or the directors’ affiliated companies that were considered by the Board were: Mr. Corrigan’s position as a partner in the law firm of Armstrong Teasdale LLP, which provides legal services to Pulaski Bank; personal or business loans or lines of credit with Mr. Wielansky; and Mr. Reeves’ position as President of Keenan Properties, Inc., a commercial brokerage and development firm, which acts as a buyer’s or seller’s agent for certain Pulaski Bank commercial real estate transactions. Mr. Reeves did not receive any payment from Pulaski Bank for these services.

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Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors of the Company believes that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to focus on his responsibilities of running the Company, enhancing stockholder value and expanding and strengthening our franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Mr. Bradshaw serves as Chairman of the Board of the Company. Mr. Bradshaw is independent under the listing requirements of The NASDAQ Stock Market.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Policy and Procedures Governing Related Person Transactions

The Company maintains a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;
•	the Company is, will, or may be expected to be a participant; and
•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;
•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and
•	any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).
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Related person transactions will be approved or ratified by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;
•	the size of the transaction and the amount of consideration payable to the related person;
•	the nature of the interest of the related person;
•	whether the transaction may involve a conflict of interest; and
•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit Committee, participate in some or all of the discussion.

Attendance at the Annual Meeting

The Board of Directors encourages directors to attend the annual meeting of stockholders. All of the directors attended the 2012 annual meeting of stockholders.

Director Compensation

Cash Retainer and Meeting Fees for Non-Employee Directors. The following retainers and fees will be paid to our non-employee directors for their service on our Board of Directors during fiscal 2013:

Quarterly retainer for board members	$4,500
Additional quarterly retainer for board chairman	7,500
Fee for each board meeting attended	525	(1)
Fee for annual meeting attended	225
Fee for each audit committee meeting	425	(1)
Fee for each compensation committee meeting	325	(1)
Fee for each other committee meeting attended	225	(1)
Quarterly retainer for audit committee chairperson	1,250
Quarterly retainer for each other committee chairperson	250

(1)         Directors receive only one-half of their fee for attendance by telephone.

No separate fees are paid for service on Pulaski Bank’s Board of Directors. Employee directors do not receive any retainers or fees for their services on the Boards of Directors.

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The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2012 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	All Other Compensation(3)	Total ($)

Stanley J. Bradshaw	$55,601	$9,997	$—	$293	$65,891
William M. Corrigan, Jr.	25,060	9,997	—	293	35,350
Leon A. Felman	29,475	9,997	—	293	39,765
Michael R. Hogan	32,775	9,997	—	293	43,065
Timothy K. Reeves	28,563	9,997	—	293	38,853
Steven C. Roberts(4)	13,076	9,997	—	221	23,294
Sharon A. Tucker	26,315	9,997	—	293	36,605
Lee S. Wielansky	25,664	9,997	—	293	35,954

_____________________________

(1)	Reflects the aggregate grant date fair value of the granting of 1,517 shares of restricted stock computed in accordance with FASB ASC Topic 718, based on a per share value of $6.59, which represented the Company’s stock price on the date of grant.
(2)	The following table provides certain additional information concerning the outstanding restricted stock and option awards of our non-employee directors at September 30, 2012:

Name	Restricted Stock Awards Outstanding at September 30, 2012	Option Awards Outstanding at September 30, 2012

Stanley J. Bradshaw	758	36,900
William M. Corrigan, Jr.	758	12,901
Leon A. Felman	758	6,000
Michael R. Hogan	758	12,900
Timothy K. Reeves	758	6,900
Steven C. Roberts	—	—
Sharon A. Tucker	758	—
Lee S. Wielansky	758	23,900

(3)	Reflects dividends paid on unvested shares of restricted stock awards.
(4)	Mr. Roberts resigned from the Board of Directors on March 19, 2012.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct.

As a mechanism to encourage compliance with the Code of Business Conduct, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The

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Code of Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Business Conduct.

Stock Ownership

The following table provides information as of December 5, 2012 with respect to persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding

Leon A. Felman 150 Carondelet Plaza #2901 Clayton, Missouri 63105-3456	910,980	(1)	8.05%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	669,917	(2)	5.89%

(1)	See table on following page for additional information regarding Mr. Felman’s beneficial ownership of Company common stock.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012.

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The following table provides information about the shares of Pulaski Financial common stock that may be considered to be owned by each director or nominee for director of the Company, by those officers of the Company named in the Summary Compensation Table on page 28 and by all directors, nominees for director and executive officers of the Company as a group as of December 5, 2012. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options) (1)		Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding (2)

Directors

Stanley J. Bradshaw	198,119		26,900	1.	97%

William M. Corrigan, Jr.	39,223		12,901	*

Gary W. Douglass	159,475	(3)	100,000	2.	26

Leon A. Felman	910,980	(4)	6,000	8.	05

Michael R. Hogan	58,131		12,900	*

Timothy K. Reeves	16,020	(5)	6,900	*

Sharon A. Tucker	6,610		—	*

Lee S. Wielansky	49,531		22,900	*

Named Executive Officers Who are Not Directors

Brian C. Boyles	54,702		—	*

W. Thomas Reeves	132,365		75,000	1.	81

All Directors, Nominees and Executive Officers as a group (14 persons)	1,842,286		427,001	19.	22

*Less than 1% of the shares outstanding

(1)	Includes shares of unvested restricted stock held in trust over which the individual has voting but not investment power as follows: Messrs. Bradshaw, Corrigan, Felman, Hogan, Timothy K. Reeves, Wielansky and Dr. Tucker—585 shares; Mr. Douglass—100,801 shares; Mr. Boyles —54,702 shares; and Mr. W. Thomas Reeves—62,170 shares.
(2)	Based on 11,379,353 shares of Company common stock outstanding and entitled to vote as of December 5, 2012, plus, for each person, the number of shares that such person may acquire within 60 days by exercising stock options.
(3)	Includes 5,889 shares allocated to Mr. Douglass’ account under the Pulaski Bank Savings and Ownership Plan, with respect to which Mr. Douglass has voting but not investment power.
(4)	Includes 43,694 shares held by Mr. Felman’s spouse’s individual retirement account and 3,001 shares held by Mr. Felman’s daughter’s individual retirement account.
(5)	Includes 147 shares held in a custodian account for each of Mr. Reeves’ two daughters under which Mr. Reeves’ spouse has voting and investment power.
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Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of eight members. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Three directors will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified. The nominees for election are Stanley J. Bradshaw, William M. Corrigan, Jr. and Gary W. Douglass.

It is intended that the proxies solicited by the Board of Directors will be voted to elect the nominees named above. If a nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why a nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated in each nominee’s biography is as of September 30, 2012. There are no family relationships among the directors or executive officers.

Nominees for Election of Directors

The following nominees are standing for election for terms ending in 2016:

Stanley J. Bradshaw has served as Chairman of the Board of the Company since 2008 and as an advisor since 2000.  Mr. Bradshaw is the principal of Bradshaw Capital Management, LLC, an asset management and advisory firm serving institutional investors and eleemosynary organizations since 1998.  He also serves as the Chairman and Chief Executive Officer of The Roosevelt Group, LLC, an investment company specializing in bank stocks since 1999.  He chairs the Bradshaw Charitable Foundation, which has provided funding for religious, educational, scientific research and social stewardship organizations since 1997. In 2005, Mr. Bradshaw assisted in the founding of Square 1 Financial. From 2005 until 2010, Mr. Bradshaw served as Chairman of the Board of Square 1 Financial and its wholly-owned subsidiary, Square 1 Bank, which is a nationwide bank specializing in serving emerging growth companies funded by venture capitalists.  Mr. Bradshaw also serves as a director of Community First Financial Group, Inc., the holding company for Harrington Bank, in Chapel Hill, North Carolina. Age 55. Director since 2006.

Mr. Bradshaw’s extensive experience with banks, both locally and on the East Coast, affords the Board valuable insight regarding the banking industry. Mr. Bradshaw’s recent involvement with Square 1 provides the Board with unique insight into capital raising and interactions with small businesses. Mr. Bradshaw’s background as a private investor provides the Board with important insight into the financial market, valuation issues, as well as insight into shareholder perspectives.

William M. Corrigan, Jr. is a partner in the law firm of Armstrong Teasdale LLP located in St. Louis, Missouri. He serves as outside general counsel to a number of publicly traded and privately held businesses. Mr. Corrigan is a past president of The Missouri Bar and is named in “Best Lawyers in America” and the 2012 “Missouri and Kansas Super Lawyers.” In addition, he was voted by his peers in 2012 as one of the “Top 50” lawyers in St. Louis. Age 53. Director since 2003.

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Through his legal experience, Mr. Corrigan brings significant knowledge regarding legal issues facing the Company and the Bank.

Gary W. Douglass was named President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank in May 2008 and was named Chairman of the Board of the Bank in May 2009. Before joining Pulaski Bank, Mr. Douglass was Executive Vice President, Finance and Chief Financial Officer of CPI Corp. (NYSE: CPI), a leading portrait studio operator in North America, headquartered in St. Louis. Mr. Douglass previously held the position of Executive Vice President and Chief Financial Officer of Roosevelt Financial Group Inc., parent of Roosevelt Bank, before its merger with Mercantile Bancorporation, Inc. in 1997. Mr. Douglass is a certified public accountant and a former partner with Deloitte LLP, where he headed that firm’s accounting and auditing and financial institutions practice in St. Louis. Age 61. Director since 2008.

Mr. Douglass’ extensive experience in serving the accounting, auditing, tax and consulting needs of a wide array of financial institutions while at Deloitte, coupled with his experience as the chief financial officer of Roosevelt Financial Group Inc., a large publicly-traded thrift, affords the board valuable insight regarding the banking industry.

Directors Continuing in Office

The following directors have terms ending in 2014:

Leon A. Felman has been a private investor in financial institutions since 1980. Mr. Felman serves as a member of the Friends Board of St. Louis Public Radio (WKMU). Additionally, Mr. Felman serves as a member of the Board of Directors of the Barnes-Jewish Hospital Foundation. Mr. Felman was a director of Dynex Capital, Inc. (NYSE: DX) until October 2010. Age 77. Director since 2004.

Mr. Felman’s background as a private investor provides the Board with important insight into the financial markets and investor perspectives. As a former director of a corporation listed on the New York Stock Exchange, Mr. Felman provides the Board with critical experience regarding public oversight matters.

Sharon A. Tucker, PhD is the founder and principal of Tucker Consultants, a consulting firm specializing in providing support in the areas of performance, culture, talent management and compensation. Dr. Tucker is also an adjunct professor in the Olin Business School of Washington University in St. Louis. Age 63. Director since 2011.

Dr. Tucker provides the Board with knowledge of compensation practices, succession management and organizational performance, as well as broad human resource management.

The following directors have terms ending in 2015:

Michael R. Hogan was the Chief Administrative Officer and Chief Financial Officer of Sigma-Aldrich Corporation, a chemical producer headquartered in St. Louis, Missouri, until his retirement in November 2008. Age 59. Director since 2006.

Through his experience as a chief financial officer and prior service as the corporate controller of Monsanto, Mr. Hogan provides the Board with valuable experience regarding accounting and public reporting and disclosure matters. Following a 30-year career in consulting, general management and financial roles, Mr. Hogan offers significant business and management level experience.

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Timothy K. Reeves is the President and Owner of Keenan Properties, Inc., a commercial brokerage and development firm. Keenan Properties, Inc. develops industrial, office and commercial projects as well as provides real estate brokerage services to its clients in the St. Louis metropolitan area. Age 53. Director since 2002.

Mr. Reeves’ background provides the Board with guidance on real estate matters, which assists the Board’s oversight of the credit function. As an owner of his business, Mr. Reeves offers organizational understanding and business and management level experience.

Lee S. Wielansky has served as Chairman and Chief Executive Officer of Midland Development Group, Inc., a commercial real estate development company, located in St. Louis, Missouri, since March 2003. Mr. Wielansky served as President and Chief Executive Officer of JDN Development Company, Inc., a subsidiary of a real estate investment trust engaged in the development of retail shopping centers, from November 2000 until its acquisition in March 2003. Mr. Wielansky served as Chairman of the Board of Directors of the Company, from January 2008 until May 2008 and Vice Chairman of the Board of Directors from May 2008 until September 2011. Mr. Wielansky is also the lead director of Acadia Realty (NYSE: AKR) and a director of the Jewish Federation of St. Louis, Virtual Realty Enterprises and Isle of Capri Casinos, Inc. (NYSE: ISLE). Age 61. Director since 2005.

Mr. Wielansky provides the Board with valuable experience regarding commercial real estate matters, which assists the Board’s oversight of the credit function. Mr. Wielansky offers significant business and management level experience. As a director of corporations listed on the New York Stock Exchange, Mr. Wielansky provides the Board with critical experience regarding public oversight matters.

Proposal 2 — Approval of the Amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan

Our 2006 Long-Term Incentive Plan was initially adopted by the Board in December 2005 and approved by our stockholders in January 2006. In February 2009, our stockholders amended the 2006 Long-Term Incentive Plan to increase by 500,000 the number of shares of Pulaski Financial common stock that the Company may issue under the plan. At this annual meeting, we will ask stockholders to approve an amendment to the 2006 Long-Term Incentive Plan to increase by 500,000 the number of shares of Pulaski Financial common stock that the Company may issue under the plan. As of December 5, 2012, we had the ability to grant approximately 71,470 additional awards under the plan. Accordingly, if the amendment to the 2006 Long-Term Incentive Plan is approved, Pulaski Financial Corp. will have an aggregate of approximately 571,470 shares available for the grant of stock options and stock awards. As of December 5, 2012, a total of approximately 637,386 options were outstanding (with a weighted average exercise price of $11.16 and a weighted average remaining term of 4.6 years) and a total of approximately 347,902 shares of restricted stock were outstanding.

The amendment to the 2006 Long-Term Incentive Plan is to ensure that we have adequate shares to implement our current equity grant strategy for the foreseeable future. The Board believes that the number of shares proposed represents a reasonable amount of potential equity dilution and expense recognition while still allowing the Company to continue awarding equity incentives, which is an important part of our overall compensation program. We believe that incentives and stock-based awards focus employees on the dual objectives of creating stockholder value and promoting the Company’s success, and that equity compensation plans help to attract, retain and motivate valued employees and directors. The Board believes that an adequate number of shares under the 2006 Long-Term Incentive Plan will promote the interests of Pulaski Financial Corp. and its stockholders, allow it to compete effectively with other financial institutions and enable the Company to provide adequate incentives.

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The Board approved the amendment to the 2006 Long-Term Incentive Plan based, in part, on its belief that the aggregate number of shares currently available for new award grants under our existing plans is insufficient to adequately provide for future incentives.

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan.

Summary Description of the 2006 Long-Term Incentive Plan

The following is a summary of the material terms of the 2006 Long-Term Incentive Plan.

Type of Awards and Participants. The 2006 Long-Term Incentive Plan provides for the grant of non-statutory stock options and restricted stock awards to employees and non-employee directors of the Company and its affiliates and for the grant of incentive stock options to employees.

Available Shares of Common Stock. The shares authorized for issuance under the 2006 Long-Term Incentive Plan may come from either authorized but unissued shares or shares held in treasury.

Termination and Amendment of the Plan. The Board of Directors may, at any time and from time to time, terminate or amend the 2006 Long-Term Incentive Plan, but if an amendment to the 2006 Long-Term Incentive Plan would materially increase the number of shares of stock issuable under the 2006 Long-Term Incentive Plan, expand the types of awards provided under the 2006 Long-Term Incentive Plan, materially expand the class of participants eligible to participate in the 2006 Long-Term Incentive Plan, materially extend the term of the 2006 Long-Term Incentive Plan or otherwise constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the Board of Directors may condition any amendment on the approval of the Company’s stockholders for any other reason. No termination or amendment of the 2006 Long-Term Incentive Plan may adversely affect any award previously granted under the 2006 Long-Term Incentive Plan without the written consent of the participant.

The Committee may amend or terminate outstanding awards; however, such amendments may require the consent of the participant and, unless approved by the Company’s stockholders or otherwise permitted by the anti-dilution provisions of the 2006 Long-Term Incentive Plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option my not be extended.

Administration of Plan and Grants of Stock Awards. The 2006 Long-Term Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company. The committee has the power to decide: (1) who will be granted restricted stock options or stock awards; (2) the number of shares underlying each stock option and the number of shares of restricted stock; (3) the date or dates when each award will vest in whole or in part and the terms and conditions of vesting; and (4) any other terms and conditions, so long as those other terms and conditions are not inconsistent with the 2006 Long-Term Incentive Plan. The committee’s determinations and interpretations of the 2006 Long-Term Incentive Plan and the stock options and restricted stock awards granted under the 2006 Long-Term Incentive Plan are final and binding upon all Long-Term Incentive Plan participants.

Stock Options. All stock options granted under the 2006 Long-Term Incentive Plan will be granted with an exercise price at least equal to 100% of the fair market value of the Company’s common stock on the date of grant. No stock option will have a term of longer than ten years from the date of grant. The 2006 Long-Term Incentive Plan does not permit the repricing of previously granted stock options or the cancellation and regrant of stock options without stockholder approval.

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Restricted Stock Awards. Recipients of restricted stock awards are entitled to receive cash and stock dividends or other distributions (if any) on shares of Company common stock subject to their restricted stock. In addition, restricted stock award recipients may direct the voting of shares of restricted stock awarded to them.

Limitations on Awards. The maximum number of shares of common stock that may be covered by options (or other appreciation right awards) granted under the plan to any one person during any one calendar year is 100,000. The maximum fair market value (measured as of the grant date) of common stock that may be granted under the plan in the form of restricted stock (or other full-value) awards under the plan to any one person during any one calendar year is $1,000,000.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate, if a participant’s service terminates by reason of death, disability or retirement, all of such participant’s outstanding options and other awards in the nature of rights that may be exercised will become fully vested and exercisable and all time-based vesting restrictions on his or her outstanding awards will lapse. Any options accelerated upon a participant’s retirement will remain exercisable until the earlier of the original expiration date of the award or two years from the participant’s retirement date. In addition, the Committee has discretion to accelerate awards for any other reason. The Committee may discriminate among participants and among awards in exercising this discretion.

Effect of a Change in Control. The 2006 Long-Term Incentive Plan provides that if a change in control (as defined in the 2006 Long-Term Incentive Plan) occurs, regardless of a participant’s termination of employment or service, all outstanding options will become and remain immediately exercisable for the full term of the options and all shares of restricted stock will become fully vested.

Transferability. The 2006 Long-Term Incentive Plan generally does not allow for the transfer of options, except if specified in a written will of an optionee or by the laws of descent and distribution. However, under limited circumstances, non-statutory stock options may be transferred for valid estate planning purposes if approved by the Committee. Restricted stock awards are transferable only by will or the laws of descent and distribution.

Certain Federal Income Tax Consequences. The following brief description of the tax consequences of stock option and restricted stock awards granted under the 2006 Long-Term Incentive Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences.

The grant of a non-statutory stock option is not a taxable event. However, upon the exercise of a non-statutory stock option, an optionee will recognize ordinary income equal to the difference between the option exercise price and the fair market value of the Company common stock on the date of exercise, multiplied by the number of shares purchased upon exercise of the option. The Company will receive a tax deduction equal to the ordinary income recognized by the optionee. Employees exercising non-statutory stock options are subject to federal, state and local (if any) tax withholding on the option income. Outside directors are not subject to tax withholding.

The grant of an incentive stock option is not a taxable event, nor is the exercise of an incentive stock option, if an optionee does not dispose of the common stock acquired upon exercise for a period of two years from the date of grant and one year following the date of exercise. If the optionee disposes of the shares before the expiration of the required holding periods, the optionee will have a disqualifying disposition and will recognize ordinary income equal to the difference between the option exercise price and the fair market value of the Company common stock on the date of exercise, multiplied by the number of shares purchased upon exercise of the option. In such a case, the Company will receive a tax deduction equal to the ordinary income recognized by the optionee. Currently the Internal Revenue Service does not require tax withholding on disqualifying dispositions.

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When shares of restricted stock vest, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the fair market value of the stock at such time, unless he or she makes an election under Section 83(b) of the Internal Revenue Code. A restricted stock award recipient who makes an election under Section 83(b) of the Internal Revenue Code will recognize ordinary income at the time of the award and the Company will be entitled to a corresponding deduction equal to the fair market value of the stock at such time. If the recipient makes a Section 83(b) election, there are no federal income tax consequences either to the recipient or the Company at the time of vesting.

Specific Benefits Under the 2006 Long-Term Incentive Plan

Pulaski Financial Corp. has not approved any awards under the 2006 Long-Term Incentive Plan that are conditioned upon stockholder approval of the amendment to the 2006 Long-Term Incentive Plan and is not currently considering any specific award grants under the 2006 Long-Term Incentive Plan.

Equity Compensation Plan Information

The following table sets forth information about Company common stock that may be issued upon exercise of options, warrants and rights under all of the Company’s equity compensation plans as of September 30, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	629,936	$11.20	120,026

Equity compensation plans not approved by security holders	—	—	—

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Proposal 3 – Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for the 2013 fiscal year, subject to ratification by stockholders. A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not accepted by a majority of the votes present in person or by proxy at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors. The Board of Directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended September 30, 2012 and 2011.

	2012	2011

Audit Fees(1)	$512,500	$341,250
Audit-Related Fees	—	—
Tax Fees(2)	42,261	44,335
All Other Fees	—	—

___________________________________

(1)	Consists of fees associated with the annual audit in 2012 and 2011, the comfort letter associated with the registration statement related to the sale of the Company’s preferred stock in 2012 and services related to a Housing and Urban Development-required audit in 2012 and 2011.
(2)	Consists of tax filing and tax related compliance and other advisory services.

The Audit Committee believes that the provision of non-audit services by KPMG LLP are compatible with maintaining KPMG LLP’s independence.

Approval of Services by the Independent Auditor

The Audit Committee has adopted a policy for approval of audit and permitted non-audit services by the Company’s independent auditor. The Audit Committee annually considers the provision of audit services by its external auditor and, if appropriate, approves the provision of certain defined audit and non-audit services. The Audit Committee also considers on a case-by-case basis and, if appropriate, approves specific engagements.

Any proposed specific engagement may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated must report any specific approval of services at its next regular meeting. The Audit Committee regularly reviews summary reports detailing all services being provided to the Company by its independent auditor.

During the year ended September 30, 2012, 100% of the Audit Related Fees, Tax Fees and All Other Fees set forth above were pre-approved by the Audit Committee.

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Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (The Auditor’s Communication with Those Charged with Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have appointed, subject to shareholder ratification, the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2013.

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Audit Committee of the Board of Directors

of Pulaski Financial Corp.

Michael R. Hogan, Chairperson

Stanley J. Bradshaw

Leon A. Felman

Timothy K. Reeves

Proposal 4 – Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires, among other things that, the Company permit a non-binding advisory vote on the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “FOR” the approval of the non-binding resolution to approve the compensation of the Company’s named executive officers.

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Proposal 5 — Advisory Vote on the Frequency of a Stockholder

Vote to Approve Executive Compensation

As part of the Board of Director’s commitment to excellence in corporate governance, and as required by federal securities laws, the Board of Directors is providing the Company’s stockholders with an opportunity to vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially or triennially. Accordingly, we are asking stockholders whether the advisory vote should occur every year, every two years or every three years.

The Board of Directors has considered the frequency of the advisory vote on the compensation of the Company’s named executive officers that it should recommend. After considering the benefits and consequences of each option, the Board recommends submitting the advisory vote on the compensation of the Company’s named executive officers to stockholders annually.

The Board of Directors believes an annual advisory vote on the compensation of the Company’s named executive officers will allow the Board to obtain information on stockholders’ views of the compensation of the Company’s named executive officers on a more consistent basis. In addition, the Board believes an annual advisory vote on the compensation of the Company’s named executive officers will provide the Board of Directors and the Compensation Committee with frequent input from stockholders on the Company’s compensation programs for its named executive officers. Finally, the Board believes an annual advisory vote on the compensation of the Company’s named executive officers aligns more closely with the Company’s objective to engage in regular dialogue with its stockholders on corporate governance matters, including the Company’s executive compensation philosophy, policies and programs.

This advisory vote on the frequency of the vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the outcome of this advisory vote when determining how often to present the advisory vote on compensation of the Company’s named executive officers to stockholders.

The Board of Directors recommends that stockholders vote to hold the advisory vote on the compensation of the Company’s named executive officers every year.

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Executive Compensation

We are pleased to provide our shareholders with an overview and analysis of the compensation programs in which the following executive officers (our “named executive officers”) participate and the process we use to make specific compensation decisions for our named executive officers:

•	Gary W. Douglass, President and Chief Executive Officer of Pulaski Financial and Chairman of the Board and Chief Executive Officer of Pulaski Bank;

•	W. Thomas Reeves, President of Pulaski Bank; and

•	Brian C. Boyles, President of the Mortgage Division.

Our Financial Performance in Fiscal 2012

During the year ended September 30, 2012, we continued to respond to the challenges presented by a difficult operating environment through steadfast adherence to our community banking strategy. Our community banking model focuses on building long-term relationships with small and medium size businesses and retail customers and emphasizes high-quality, responsive and personalized customer service. Our strategy produced a strong and accelerating earnings growth trend for fiscal 2012, as earnings per share grew to $0.74 for fiscal 2012 from $0.55 for fiscal 2011, representing a 35% increase. Each of our three principal lines of business, commercial lending, mortgage banking and our retail deposit operations, made significant contributions to our earnings per share growth in fiscal 2012.

Our commercial lending operation faced many industry-wide challenges during fiscal 2012, including a flat yield curve, soft loan demand and intense downward pressure on asset yields. Despite these challenges, we were able to generate approximately $150 million in new lending commitments in fiscal 2012, which resulted in a modest increase in average commercial loan balances for the year. In addition, through extraordinary efforts, we were also able to minimize the impact of these challenges on our loan yields. As a result of these successes, we were able to maintain a nearly flat level of net interest income during the year, at a time when many banks were reporting significant declines. Our net interest income for fiscal 2012 decreased less than 1% compared with fiscal 2011.

Our mortgage banking operation experienced a successful year as we continued to capitalize on our market-leading position. We saw a 55% increase in mortgage revenues in fiscal 2012 compared with fiscal 2011. The increase was driven by improved net profit margins combined with strong levels of loan origination and sales activity. As the result of our efforts to negotiate improved selling prices with our loan investors, execute more efficient and timely delivery of loans originated for sale to our investors and control the costs to originate such loans, our net profit margin on loans sold increased to 0.66% for fiscal 2012 compared with 0.36% during fiscal 2011. Consistent with our plan, we also added significant additional residential mortgage loan production capacity in the latter half of fiscal 2012, which we believe will position us well for continued strong mortgage banking performance in fiscal 2013.

Finally, our retail deposit gathering operation continued to focus on aggressively decreasing non-core funding costs as well as reducing operating costs by implementing an improved branch staffing model.

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The following were among the other significant financial highlights for the Company’s fiscal 2012 performance:

•	A total shareholder return of 32% based on our stock price increase coupled with our ongoing common dividend.

•	Solid profitability, as measured by a 0.75% return on average assets and a 8.75% return on average common equity in fiscal 2012 compared with 0.58% and 6.77%, respectively, in fiscal 2011.

•	Improved asset quality, as evidenced by a 15% decrease in non-performing assets to $61.4 million at September 30, 2012 from $72.1 million at September 30, 2011, representing the seventh consecutive quarterly decline. In addition, we saw significant declines in other key asset quality indicators such as internally adversely classified assets and early stage loan delinquencies.

•	Retained the regulatory classification of “well capitalized” with Tier 1 leverage and total risk-based regulatory capital ratios of 9.63% and 13.58%, respectively, at September 30, 2012.

Also, during the fiscal year, the United States Department of the Treasury completed their auction to private investors of the $32.5 million of preferred stock we issued to the Treasury in 2009 under the Capital Purchase Program (“TARP”). Following the completion of this auction, we began a “shareholder friendly” capital management plan to repurchase a portion of the preferred stock and the related common stock warrant that was also issued to the Treasury in 2009. During the September 2012 quarter, we repurchased the entire common stock warrant from the Treasury, thus eliminating potentially significant future shareholder dilution. In addition, we completed the repurchase from private investors of 22% of our outstanding preferred securities at an average discount to par value of 7% which added $0.03 per share to our fourth quarter 2012 earnings. These transactions were accomplished through utilization of accumulated earnings and excess capital. As a result of the Treasury auction of the TARP shares, the compensation restrictions imposed by TARP are no longer applicable to our executive compensation program.

2012 Executive Compensation Highlights

The results of our 2012 executive compensation program reflected our success in a challenging operating environment as our executive management team continued to implement our business strategy while operating under the TARP restrictions for a portion of the fiscal year. Our talented executive management team, led by our Chief Executive Officer, Gary W. Douglass, was crucial to our ability to implement our strategic plan. We believe a contributing factor toward the Company’s financial improvement is the alignment of management’s compensation with our financial performance.

The following are the highlights of our 2012 executive compensation program:

•	Our shareholders provided the Company with an advisory vote of 88% in favor of our compensation program.

•	Substantially all long-term incentive awards made to our executive officers in the form of restricted stock were granted subject to a performance-based vesting schedule. We believe this encourages our named executive officers to have an ownership perspective aligned with the long-term interests of our shareholders and ensures retention of our executive team through a multi-year vesting schedule.
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•	We conducted a risk assessment of our incentive compensation plans and concluded that none of the plans posed or promoted any significant undue risk to the Company or encouraged the manipulation of reporting earnings to enhance the compensation of any employee.

•	Our named executive officers continued to maintain a meaningful portion of their personal wealth in the form of an investment in our common stock.

Our Compensation Philosophy

Our executive compensation philosophy is based on the following principles:

•	Meeting the Demands of the Market – Achieving our strategic objectives is dependent upon our attraction and retention of key employees. We compensate our named executive officers and other key members of our management team at competitive levels to position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•	Aligning with Shareholders – Equity compensation is a key component of our compensation mix. It develops a culture of ownership among our management team and aligns their individual financial interests with the interests of our shareholders. As of July 2012, we were no longer subject to compensation limitations imposed by TARP. As a result, we anticipate expanding our use of equity compensation for our named executive officers and other key personnel in the future. See “Executive Compensation — Proposal 2 — Approval of the Amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan.”

•	Driving Performance –A meaningful portion of our named executive officers’ total compensation is “at-risk,” based on individual and corporate performance. We believe the compensation of our named executive officers should depend on the performance of the Company, both on an annual basis and over the long-term.

•	Mitigating Risk – We link incentive compensation to performance in a way that does not encourage unnecessary or excessive risk, and we ensure that the structure of our incentive compensation program is consistent with effective controls and strong corporate governance.

Management and the Compensation Committee of the Board of Directors work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns. The Compensation Committee believes that the compensation package offered to our executives should be comparable to that offered by other banks similar in size and in our market and should have a significant component tied to measurable Company and individual performance.

Components of Executive Compensation

Our current compensation program relies on two primary components: (1) cash compensation and (2) equity-based compensation. The role each of these components plays will vary based on the title and responsibilities of our named executive officers. Our 2012 compensation program for our named executive officers utilized these compensation components as follows:

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Gary W. Douglass

•	$500,000 base salary consisting of $400,000 cash compensation and $100,000 that was paid bi-weekly in shares of Pulaski Financial common stock.
•	Two restricted stock awards totaling 70,000 shares of Company stock, vesting of which is subject to the Company’s successful financial performance over the next three years, as measured by growth in earnings per share and certain peer indices. See “Executive Compensation – Equity-Based Compensation.”
•	One restricted stock award for 9,105 shares of Company stock based on the overall financial success of the Company and to serve as a retentive factor for the employee’s continued employment. The award will vest in its entirety two years from the date of grant.

W. Thomas Reeves

•	$275,000 base salary
•	$35,000 cash bonus based on his leadership role in commercial credit risk management which has led to seven consecutive quarterly declines in non-performing assets and his contribution to the commercial division’s business development successes.
•	One restricted stock award totaling 50,000 shares of Company stock, vesting of which is subject to the Company’s successful financial performance over the next three years, as measured by growth in earnings per share and certain peer indices. See “Executive Compensation – Equity-Based Compensation.”
•	One restricted stock award for 7,587 shares of Company stock based on the overall financial success of the Company and to serve as a retentive factor for the employee’s continued employment. The award will vest in three equal annual installments beginning one year from the date of grant.

Brian C. Boyles

•	$300,000 base salary
•	$50,000 cash bonus based on the successful results achieved by our mortgage banking operation.
•	Two restricted stock awards totaling 45,000 shares of Company stock in the aggregate, vesting of which is subject to the Company’s successful financial performance over the next three years, as measured by growth in earnings per share and certain peer indices. See “Executive Compensation – Equity-Based Compensation.”
•	One restricted stock award for 3,035 shares of Company stock based on the overall financial success of the Company and to serve as a retentive factor for the employee’s continued employment. The award will vest in its entirety three years from the date of grant.

See “Executive Compensation – Summary Compensation Table” for additional information on the compensation and benefits paid to our named executive officers in 2012.

Cash Compensation. Our named executive officers receive base salaries at levels that reflect the role, scope and complexity of their specific positions. The salaries of our named executive officers are reviewed annually to reflect their performance, to evaluate our competitive position on base pay and to make any necessary adjustments. Our goal is to maintain salary levels for our named executive officers at a level that is generally consistent with base pay received by those in comparable positions at our peer companies and reflective of their individual performance, experience and contributions. As part of our salary review process, we obtain peer group information from a variety of sources, including SNL Financial, to help provide context for our decisions. In fiscal 2012, the Compensation Committee

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reviewed peer group data provided with the assistance of Pay Governance LLC. Our peer institutions selection included on publicly traded commercial banks and thrift institutions listed on a national exchange that met the following criteria:

•	Total assets between approximately 50% and 200% of the Company’s total assets;
•	Located in the central region of the United States;
•	Market capitalization greater than $30 million;
•	Excluded companies with poor net income performance; and
•	Tier 1 regulatory capital ratio in excess of 10%.

The following institutions represent our peer group for 2012. Our peer group is reviewed and updated annually based upon changes in circumstances of both the Company and members of the peer group.

BankFinancial Corporation, IL	HopFed Bancorp, Inc., KY
Bank of Kentucky Financial Corporation, KY	Horizon Bancorp, IN
Community Bank Shares of Indiana, Inc., IN	LNB Bancorp, Inc., OH
Enterprise Financial Services, Corp, MO	MutualFirst Financial, Inc., IN
Farmers Capital Bank Corporation, KY	NASB Financial, Inc., MO
First Defiance Financial Corp., OH	QCR Holdings, Inc., IL
First Financial Corporation, IN	S.Y. Bancorp, Inc., KY
Hawthorn Bancshares, Inc., MO	West Bancorporation, Inc., MO

See “Executive Compensation—Summary Compensation Table” for salaries paid our named executive officers for the 2012 fiscal year.

Equity-Based Compensation. We use our equity-based compensation program to reward our executives for their outstanding performance and their ability to create and sustain long-term shareholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success, which further aligns their interests with our shareholders and serves as a powerful retention factor.

The nature and size of awards under our equity compensation programs are determined by a number of factors, including peer and market practice, our philosophy to provide greater emphasis on equity-based long-term compensation, our financial performance relative to our peers, regulatory restrictions imposed by TARP and the tax and accounting treatment of specific equity compensation techniques.

During the year ended September 30, 2012, we granted an aggregate of 250,000 shares of contingent, performance-based restricted stock under our 2006 Long-Term Incentive Plan to our six executive officers, including our named executive officers. Messrs. Douglass, Reeves and Boyles received 70,000, 50,000, and 45,000 shares, respectively, of restricted stock. The vesting of the shares of restricted stock is dependent on the Company’s successful financial performance over the next three years, as measured by growth in earnings per share and certain peer indices. We believe this vesting schedule more closely align the interests of the Company’s management with those of our shareholders. Since this program is designed to cover a three-year performance period, we do not anticipate implementing another such program until the current program has expired. Specifically, vesting of the shares is subject to the following conditions:

•	25% on the date of the filing of the annual report on Form 10-K for the year ended September 30, 2012; 25% on the date of the filing of the annual report on Form 10-K for the year ended September 30, 2013; and 50% on the date of the filing of the annual report on Form
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10-K for the year ended September 30, 2014. In each case, the vesting is subject to the Company’s achievement of certain earnings per share targets. The grants do not provide for partial vesting for performance levels achieved below the stated targets nor will additional shares be granted if the Company’s performance exceeds the earnings per share targets. If an earnings per share target is not met, vesting may still occur in a subsequent period based on cumulative results.
•	Recipients cannot receive the final vesting in year three unless the Company’s total shareholder return over the three-year period exceeds a minimum level compared with the SNL MicroCap Bank and Thrift Index.
•	One-third of the shares received are required to be held until the earlier of retirement or five years from the date of vesting.

See “Executive Compensation — Summary Compensation Table” for equity-based compensation paid to our named executive officers for the 2012 fiscal year.

During 2012, we initiated an analysis of our existing equity compensation program and concluded that we needed to amend our 2006 Long-Term Incentive Plan to provide for 500,000 additional shares to ensure the continued availability of equity compensation for the Company’s long-term incentive program. Based on this analysis, in December 2012, the Compensation Committee recommended to the Board of Directors that, at the 2013 Annual Meeting, shareholders be asked to approve an amendment to the 2006 Long-Term Incentive Plan authorizing 500,000 shares for new awards. See “Proposal 2 — Approval of the Amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan.”

Role of the Compensation Committee

The Compensation Committee is responsible for the administration of our compensation programs and policies, including the administration of our cash and equity incentive programs. The Committee is currently comprised of Chairperson Sharon Tucker, William Corrigan and Lee Wielansky. The Committee exercises independent discretion in the determination of executive compensation but may seek input from other Board members, consultants, and advisors.

The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Committee and the Board review the charter periodically to ensure that it is consistent with the Committee’s expected role. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our executive compensation program. The charter vests in the Committee principal responsibility for determining the compensation of the President and Chief Executive Officer, based on the Committee’s evaluation of his performance. The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During the 2012 fiscal year, the Compensation Committee met eight times, including four executive sessions attended by Committee members only.

Role of Management

Although the Committee is ultimately responsible for executive compensation decisions, information and input from Mr. Douglass is critical to ensuring the Committee and its advisors have the information needed to make informed decisions.

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Other Executive Benefits

Post-Employment Arrangements. We recognize that an important consideration in our ability to attract and retain key executives is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our President and Chief Executive Officer with an employment agreement. See “Executive Compensation– Potential Post-Termination Payments” for information on the terms and conditions of the agreement. The Compensation Committee periodically reviews the terms of Mr. Douglass’ employment agreement.

Perquisites. We provide our named executive officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The perquisites are reviewed periodically and adjusted as necessary. See “Executive Compensation — Summary Compensation Table” for perquisites paid to our named executive officers for the 2012 fiscal year.

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Summary Compensation Table

The following information is furnished for the principal executive officer of the Company and the two other highest compensated executive officers of the Company during the 2012 fiscal year. These three individuals are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

Gary W. Douglass	2012	$500,000	(3)	—	$569,382	$—	$47,982	$1,117,364
President and Chief Executive	2011	500,000		—	75,000	—	45,422	620,422
Officer of the Company, Chairman of the	2010	375,000		—	130,007	—	31,409	536,416
Board and Chief Executive Officer of the
Bank

W. Thomas Reeves	2012	$275,000		$35,000	$399,998	$—	$27,974	$737,972
President of the Bank	2011	260,000		40,000	80,003	—	28,433	408,436
	2010	260,000		40,000	—	—	25,039	325,039

Brian C. Boyles(4)	2012	$300,000		$50,000	$348,396	$—	$3,398	$701,794
President, Mortgage Division	2011	300,000		200,000	50,003	—	147,386	697,389

________________________

(1)	Represents the aggregate grant date fair value of the granting shares of restricted stock granted to Messrs. Douglass, Reeves and Boyles as provided below computed in accordance with FASB ASC Topic 718. The per share price represents the Company’s per share price on the date of grant.

Number of restricted shares granted on:	Mr. Douglass	Mr. Reeves	Mr. Boyles

October 26, 2011 ($6.59 per share)	9,105	7,587	3,035
December 14, 2011 ($7.00 per share)	36,000	50,000	21,500
July 3, 2012 ($7.57 per share)	34,000	—	23,500
(2)	Details of the amounts reported in the “All Other Compensation” column for 2012 are provided in the table below.

	Mr. Douglass		Mr. Reeves		Mr. Boyles

Employer contribution to KSOP	$10,000		$6,868		$—
Dividends paid on stock awards	13,098		9,825		3,398
Perquisites	24,884	(a)	11,281	(b)	—	(c)

________________________

(a)	Consists of automobile costs, country club dues and premiums paid on executive long-term disability insurance and life insurance.
(b)	Consist of country club dues and premiums paid on executive long-term disability insurance and life insurance.
(c)	Excludes perquisites, which did not exceed $10,000.

(3)	Consists of $400,000 in base salary paid in cash and $100,000 that was paid bi-weekly to Mr. Douglass in shares of Pulaski Financial common stock.
(4)	Mr. Boyles joined Pulaski Bank on November 15, 2010.

Employment Agreement

The Company and Pulaski Bank currently maintain a two-year employment agreement with Mr. Douglass. The two-year term of the employment agreement is extended daily unless written notice of non-renewal is given by the Board of Directors. The employment agreement provides for a base salary and, among other things, participation in stock benefit plans and other fringe benefits applicable to

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executive personnel. See “Executive Compensation—Potential Post-Termination Benefits” for a discussion of the benefits and payments Mr. Douglass may receive upon his termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of September 30, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (1)

Gary W. Douglas	80,000	20,000	(2)	$12.84	5/1/2018	106,745	(3)	$880,646
	20,000	—		6.69	1/1/2019	—		—

W. Thomas Reeves	20,000	—		15.97	3/30/2016	64,699	(4)	533,767
	15,000	—		11.13	11/19/2017	—		—
	16,000	4,000	(5)	9.46	12/19/2017	—		—
	20,000	—		7.70	11/3/2018	—		—

Brian C. Boyles	—	—		—	—	54,702	(6)	451,292

_______________________

(1)	Based upon the Company’s closing stock price of $8.25 at September 30, 2012.
(2)	Vests on May 1, 2013.
(3)	Includes: (A) 17,640 shares that vest on October 28, 2012; (B) 10,000 shares that vest on December 15, 2012; (C) 9,105 shares that vest on October 26, 2013; and (D) 70,000 shares that vest as follows: 25% upon the date the Form 10-K is filed for the year ended September 30, 2012, 25% upon the date the Form 10-K is filed for the year ended September 30, 2013; and 50% on the date the Form 10-K is filed for the year ended September 30, 2014, assuming in each case, achievement of certain minimum financial performance objectives by the Company.
(4)	Includes: (A) 7,112 shares that vest in two remaining equal annual installments ending on December 15, 2013; (B) 7,587 shares that vest in two remaining equal annual installments ending on October 26, 2014; and (B) 50,000 shares that vest as follows: 25% upon the date the Form 10-K is filed for the year ended September 30, 2012, 25% upon the date the Form 10-K is filed for the year ended September 30, 2013; and 50% on the date the Form 10-K is filed for the year ended September 30, 2014, assuming in each case, achievement of certain minimum financial performance objectives by the Company.
(5)	Vests on December 19, 2012.
(6)	Includes: (A) 6,667 shares that vest on November 15, 2013; (B) 3,035 shares that vest on October 26, 2014; and (C) 45,000 shares that vest as follows: 25% upon the date the Form 10-K is filed for the year ended September 30, 2012, 25% upon the date the Form 10-K is filed for the year ended September 30, 2013; and 50% on the date the Form 10-K is filed for the year ended September 30, 2014, assuming in each case, achievement of certain minimum financial performance objectives by the Company.

Potential Post-Termination Payments

Employment Agreement. The Company and Pulaski Bank currently maintain a two-year employment agreement with Mr. Douglass. The employment agreement provides for termination by the Company and Pulaski Bank for cause at any time if he is deemed incompetent, if he engages in willful misconduct, breaches his fiduciary duties, which results in profit to him, intentionally fails to perform the functions of his job or if he willfully violates any law, rule or regulation (other than traffic violations or similar offenses) or materially breaches his employment agreement. If the Company or Pulaski Bank chooses to terminate Mr. Douglass’ employment for reasons other than for cause, or if Mr. Douglass

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resigns from the Company or Pulaski Bank after specified circumstances that would constitute “good reason,” Mr. Douglass or, if he dies, his beneficiary, would be entitled to receive an amount equal to two times his annual compensation, which includes his base salary and bonus. Good reason is defined in Mr. Douglass’ employment agreement as the occurrence of any of the following events without Mr. Douglass’ written consent: (1) a material decrease in his base salary, (2) a material decrease in his job authority, duties or responsibilities or (3) a change in the location of his primary office by more than 35 miles from his original location. Cash severance payments for involuntary termination without cause and voluntary termination for good reason are payable in substantially equal installments over a 24-month period in accordance with Pulaski Bank’s normal payroll practices. In addition to cash severance payments, the Company and/or Pulaski Bank would also continue and/or pay for Mr. Douglass’ medical insurance benefits for twenty-four months following his termination of employment. Upon the expiration of medical coverage, Mr. Douglass may, at his own expense, continue to participate in the Pulaski Bank medical insurance programs through his 65th birthday to the extent such coverage is available.

The employment agreement also provides for change in control payments, if following a change in control, Mr. Douglass voluntarily terminates his employment for good reason or Mr. Douglass suffers an involuntary termination of employment in connection with a change in control. In either case, Mr. Douglass would be entitled to a lump sum payment equal to two times his annual compensation, along with continued medical insurance benefits for 24 months following his termination of employment. Annual compensation includes Mr. Douglass’ base salary at the time of the change in control plus any bonus.

If Mr. Douglass’ employment is terminated following a change in control, he would also be entitled to receive a tax indemnification payment if payments under the employment agreement or other payments triggered liability under the Internal Revenue Code as an excise tax on payments constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by the executive’s receipt of payments that are contingent on a change in control that equal or exceed three times the executive’s average annual compensation over the five years preceding the change in control, or such lesser time if the executive is not employed by the employer for five years. The excise tax equals 20% of the amount of the payment in excess of the executive’s average compensation over the preceding five-year period, or such lesser period. The indemnification payment provides the executive with a net amount sufficient to pay the excise tax.

The employment agreement also provides for disability benefits if Mr. Douglass becomes disabled and is no longer able to work for the Company or Pulaski Bank. During any period of incapacity leading to the termination of Mr. Douglass’ employment for disability, Mr. Douglass will receive his full base salary and all other perquisites and benefits (other than bonus) until Mr. Douglass becomes eligible for benefits under any disability plan or insurance program maintained by the Company or the Bank. Disability payments under Mr. Douglass’ employment agreement are reduced by the amount, if any, paid to Mr. Douglass by any plan of the Company or Pulaski Bank that provides disability benefits.

Upon Mr. Douglass’ termination of employment for reasons other than following a change in control, Mr. Douglass must comply with a two year non-competition and non-solicitation agreement.

Stock Options. All of the named executive officers are participants in the Pulaski Financial Corp. 2002 Stock Option Plan and/or the Pulaski Financial Corp. 2006 Long-Term Incentive Plan. In the event of a change in control of Pulaski Financial or Pulaski Bank, outstanding stock options granted pursuant to either plan automatically vest and remain exercisable until the expiration date of the stock options. Unless otherwise provided in an award certificate, under the 2006 Long-Term Incentive Plan, if a participant’s service terminates by reason of death, disability or retirement, all of such participant’s outstanding options will vest and remain exercisable until the expiration date of the stock options in the

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case of death and disability and in the case of retirement, until the earlier of the original expiration date of the award or two years from the participant’s retirement date. In the event of termination due to death, disability or retirement, outstanding stock options granted pursuant to the 2002 Stock Option Plan automatically vest and remain exercisable until two years from the date of death or disability (or one year from the date of retirement). For purposes of the plan, “disability” is defined as a physical or mental condition that renders a plan participant incapable of performing his customary and usual duties or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the committee administrating the plan, is permanent and continuous in nature. “Retirement” in the case of an employee means voluntary termination of employment at or after age 60 with 15 years of service or as otherwise determined by the committee administrating the plan. A “change in control” is defined, generally, as a merger or consolidation of Pulaski into another corporation, the acquisition of 25% or more of the Company’s voting securities, a change in a majority of the board of directors over a two-year period, or a sale of all or nearly all of the Company’s assets.

As of September 30, 2012, Messrs. Douglass, Reeves and Boyles had 20,000, 4,000 and 0 unvested stock options, respectively. Had a change in control occurred on September 30, 2012 or if any of the named executive officers died, became disabled or retired on that date, none of these options would have an intrinsic value (based upon our stock price of $8.25 per share on September 30, 2012) at that date.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Pulaski Financial common stock during the fiscal year ended September 30, 2012, except for one late report for Stanley J. Bradshaw with regard to the sale of preferred stock and one late report by James Sullivan, Executive Vice President of the Bank, with regard to the sale of common stock.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Pulaski Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Pulaski Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

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All of Pulaski Bank’s loans or extensions of credit to its executive officers and directors were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of repayment or present other unfavorable features at the time of origination.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to: (1) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	The name and address of the stockholder making the recommendation, as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name
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and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating and Corporate Governance Committee at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as their knowledge of members of the communities served by Pulaski Bank. The Nominating and Corporate Governance Committee also will consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under selection criteria, which are discussed in more detail below. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Minimum Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals not currently on the Board of Directors to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a stock ownership requirement. A candidate must also meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating and Corporate Governance Committee will then evaluate the prospective nominee to determine if they possess the following qualifications, qualities or skills:

•	contributions to the range of talent, skill and expertise appropriate for the Board;
•	financial, regulatory, accounting and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and ability to understand financial statements;
•	familiarity with the Company’s market area and participation and ties to local businesses and local civic, charitable and religious organizations;
•	personal and professional integrity, honesty and reputation;
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•	the ability to represent the best interests of the stockholders of the Company and the best interests of the institution;
•	the ability to devote sufficient time and energy to the performance of his or her duties;
•	independence under applicable Securities and Exchange Commission and listing definitions; and
•	current equity holdings in the Company

The committee will also consider any other factors it deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director brings to the Board, and independence.

Stockholder Proposals and Nominations

Proposals that stockholders seek to have included in the proxy statement for the Company’s next annual meeting must be received by the Company no later than August 31, 2013. If next year’s annual meeting is held on a date more than 30 calendar days from January 31, 2014, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws require a stockholder to deliver written notice of nominations for the election of directors or proposals for business to be brought before a meeting of stockholders not less than 60 nor more than 90 days before the date of the meeting. However, if less than 70 days notice or prior public disclosure of the meeting is given or made to stockholders, such notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Stockholders who wish to communicate with the Board of Directors or an individual director should send their communications to the care of Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141. Communications regarding financial or accounting policies should be sent to the attention of the Chairperson of the Audit Committee. All other communications should be sent to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

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The Company’s Annual Report to Stockholders has been mailed to all persons who were stockholders as of the close of business on December 5, 2012. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company or on the Company’s web site (www.pulaskibank.com). The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Form 10-K for the fiscal year ended September 30, 2012 as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders as of the close of business on December 5, 2012 upon written request to Paul J. Milano, Corporate Secretary, Pulaski Financial Corp., 12300 Olive Boulevard, St. Louis, Missouri 63141.

Householding of Proxy Statements and Annual Reports

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. Once you have received notice from your broker or the Company that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, please notify your broker or other holder of record if your shares are held in “street name” or the Company if you hold registered shares. You can notify the Company by contacting its transfer agent, Registrar and Transfer Company, either by phone at (800) 368-5948, by fax at (908) 497-2310, by e-mail at info@rtco.com or by mail at 10 Commerce Drive, Cranford, New Jersey 07016. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the same parties listed above.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PULASKI FINANCIAL CORP.

PROXY CARD

ANNUAL MEETING OF STOCKHOLDERS

January 31, 2013

The undersigned hereby appoints Timothy K. Reeves and Lee S. Wielansky, with full power of substitution in each, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri on Thursday, January 31, 2013 at 2:00 p.m., central time, and at any and all adjournments thereof, as follows:

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR

VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

PULASKI FINANCIAL CORP. — ANNUAL MEETING OF STOCKHOLDERS

JANUARY 31, 2013

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on January 31, 2013.

This proxy statement and the accompanying proxy card and annual report to stockholders are available for viewing and printing on the Internet at http://www.cfpproxy.com/4666.

You can vote in one of three ways:

1.	Call toll free 1-888-425-7262 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the internet at https://www.rtcoproxy.com/pulb and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

		FOR	WITHHOLD	FOR ALL EXCEPT
1.	The election as director of the nominees listed below (except as marked to the contrary below).	/__/	/__/	/__/

(01) Stanley J. Bradshaw (02) William M. Corrigan, Jr. (03) Gary W. Douglass

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), MARK “FOR ALL EXCEPT” AND WRITE THAT NOMINEE(S’) NAME(S) OR NUMBER(S) IN THE SPACE PROVIDED BELOW.

		FOR	AGAINST	ABSTAIN
2.	The approval of the amendment to the Pulaski Financial Corp. 2006 Long-Term Incentive Plan.	/__/	/__/	/__/

		FOR	AGAINST	ABSTAIN
3	The ratification of KPMG LLP as independent registered public accounting firm for the fiscal year ending September 30, 2013.	/__/	/__/	/__/

		FOR	AGAINST	ABSTAIN
4.	A non-binding resolution to approve the compensation of the Company’s named executive officers.	/__/	/__/	/__/

		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
5.	An advisory vote on the frequency of the vote on the compensation of the Company’s named executive officers.	/__/	/__/	/__/	/__/

The Board of Directors recommends a vote “FOR” each of the listed nominees and proposals 2, 3 and 4 above and for “one year” with respect to proposal 5 above.

Mark here for address change and note change /__/

THIS PROXY, PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. PRESENTLY, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

Dated: ______________, ______

SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, indicate your full title. If shares are held jointly, only one registered holder need sign.

*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,

PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:

1.	By Telephone (using a Touch-Tone Phone); or
2.	By Internet; or
3.	By Mail.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., Eastern Time, January 31, 2013. It is not necessary to return your proxy card if you are voting by telephone or Internet.

VOTE BY TELEPHONE Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., Eastern Time, January 31, 2013: 1-888-425-7262	VOTE BY INTERNET Anytime prior to 3 a.m., Eastern Time, January 31, 2013 go to https://www.rtcoproxy.com/pulb.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

[Pulaski Financial Corp. Letterhead]

Dear KSOP Participant:

On behalf of the Board of Directors of Pulaski Financial Corp. (the “Company”), I am forwarding you the attached voting instruction card to convey your voting instructions to the trustees for the Pulaski Bank Savings and Ownership Plan (the “KSOP”) on the proposals to be presented at the Annual Meeting of Stockholders of the Company to be held on January 31, 2013. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders of the Company. If you were not previously provided with a copy of the Company’s Annual Report to Stockholders, please contact Chris Munro at (314) 317-5048 and she will send a copy to you.

As a holder of Company common stock through the KSOP, you are entitled to direct the trustees how to vote the shares of common stock credited to your account as of December 5, 2012, the record date for the annual meeting. All credited shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the trustees by January 22, 2013. If you do not direct the trustees as to how to vote the shares of Company common stock credited to your account, the trustees will vote your shares in a manner calculated to most accurately reflect the instructions it receives from other participants, subject to its fiduciary duties.

Please complete, sign and return the enclosed voting instruction card in the postage paid envelope by January 22, 2013. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Pulaski Bank.

Sincerely,

Gary W. Douglass
President and Chief Executive Officer

PULASKI BANK SAVINGS AND OWNERSHIP PLAN

VOTING INSTRUCTION CARD

PULASKI FINANCIAL CORP.

ANNUAL MEETING OF STOCKHOLDERS

January 31, 2013

2:00 p.m., Local Time

_______________________________

The undersigned hereby directs the KSOP Plan Trustee to vote all shares of common stock of Pulaski Financial Corp. (the “Company”) credited to the undersigned’s account, for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 31, 2013 at 2:00 p.m., local time, at the St. Louis Marriott West, 660 Maryville Centre Drive, St. Louis, Missouri and at any adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (except as marked to the contrary below are).

Stanley J. Bradshaw, William M. Corrigan, Jr. and Gary W. Douglass

FOR ALL
FOR	WITHHOLD	EXCEPT
☐	☐	☐

INSTRUCTIONS: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The approval of the amendment to the Pulaski Financial Corp 2006 Long-Term Incentive Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2013.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	A non-binding resolution to approve the compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	An advisory vote on the frequency of the vote on the compensation of the Company’s named executive officers.

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND PROPOSALS 2, 3 AND 4 ABOVE AND FOR “ONE YEAR” WITH RESPECT TO PROPOSAL 5 ABOVE.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE BY JANUARY 22, 2013.